Exhibit 10.15

Employment agreement

Nexvet Australia Pty Ltd

ACN 141 909 131

and

David Gearing

Table of contents

1.	Definitions and interpretation	4

1.1	Definitions	4
1.2	Interpretation	7

2.	Position	7

3.	Status of agreement	7

3.1	Replacement of Earlier Agreements	7
3.2	Commencement date and term	8

4.	Duties and Obligations	8

4.1	Duties	8
4.2	Obligations	8
4.3	Other appointments	8
4.4	Conflict of interest	9
4.5	Company policies	9
4.6	Common law duties	9

5.	Employment locations	9

6.	Hours of work	9

7.	Remuneration	9

7.1	Total Remuneration Package	9
7.2	IPO Option Grant	10
7.3	Annual Equity Award	11
7.4	Offset	11
7.5	Expenses	11
7.6	Superannuation	12
7.7	Annual review	12
7.8	Bonus	12
7.9	Legislative benefits	12
7.10	Probation Period	12

8.	Leave	12

8.1	Annual leave	12
8.2	Personal/Carer’s leave	13
8.3	Parental leave	13
8.4	Long service leave	13
8.5	Public holidays	13

9.	Termination of Employment	13

9.1	Termination by the Company	13
9.2	Notice period by the Employee	14
9.3	Payment in lieu of notice	14
9.4	Garden leave	14
9.5	Summary dismissal	14
9.6	Return of Company property	15
9.7	Accrued entitlements on Termination	15
9.8	Appointment of Company as attorney on termination of Employment	15

10.	Confidential Information	15

10.1	Acknowledgment of Employee	15
10.2	Obligations of the Employee	15
10.3	Unauthorised disclosure	16
10.4	Confidentiality deed	16

10.5	Survival	16

11.	Intellectual Property	16

12.	Moral Rights	17

13.	Non-Competition	17

13.1	Obligations of the Employee	17
13.2	General	18
13.3	Survival	19

14.	Suspension	19

15.	Changes to position, duties, remuneration, or location	19

16.	Corporations Act	19

17.	Dispute resolution	19

17.1	Mediation	19
17.2	Arbitration	19
17.3	Location	20

18.	Assignment	20

18.1	Successors of Company	20
18.2	Assignment for reconstruction or amalgamation	20
18.3	References to Company to be references to assignee	20

19.	General	20

19.1	Entire understanding	20
19.2	No adverse construction	20
19.3	Further assurances	20
19.4	No waiver	20
19.5	Severability	21
19.6	Consents and approvals	21
19.7	No variation	21
19.8	Governing law and jurisdiction	21
19.9	Counterparts	21
19.10	Conflicting provisions	21
19.11	Non merger	21

Schedule 1 – Employee particulars		23

Schedule 2 – Employee duties		24

Employment agreement

Date 22 December 2014

Parties

Nexvet Australia Pty Ltd ACN 141 909 131 of Level 8, 31 Queen Street, Melbourne, 3000 (Company).

and

David Gearing (Employee).

Operative provisions

1.	Definitions and interpretation

1.1	Definitions

In this agreement:

Act means the Fair Work Act 2009 (Cth) as amended or replaced from time to time.

Annual Equity Award has the meaning set out in clause 7.3.

Annual Equity Award Benefit has the meaning set out in clause 9.1(c).

Award Value has the meaning set out in clause 7.3.

Base Salary means the amount specified in Item 4 of Schedule 1.

Business means the business conducted by the Company from time to time, including the discovery, development and commercialisation of biopharmaceutical products, such as companion animal (dog, cat and horse) monoclonal antibodies and therapeutic proteins, any products in any species derived from the patented PETisation™ platform technology, and any diagnostic products for use in animals.

Business Premises means the Company’s premises at which the Employee predominantly works during the Employment, as described in Item 3 of Schedule 1.

Change in Control means (a) a merger or consolidation or the sale, or exchange by the stockholders of the Parent Company of all or substantially all of the capital stock of the Parent Company, where the stockholders of the Parent Company immediately before such transaction do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the surviving or acquiring corporation or other surviving or acquiring entity, in substantially the same proportion as before such transaction; (b) any transaction or series of related transactions to which the Parent Company is a party in which in excess of fifty percent (50%) of its voting power is transferred, other than any such transfer in which the stockholders of the Parent Company immediately before such transfer obtain or retain, directly or indirectly, more than fifty percent (50%) of the beneficial interest in the voting power of the voting stock or other voting equity of the corporation or other entity to which the voting power of the Parent Company was transferred, or (c) the sale or exchange of all or substantially all of the Parent Company’s assets, other than a sale or transfer to a subsidiary of the Parent Company in which the stockholders of the Parent Company immediately before such sale or exchange do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the corporation or other entity acquiring the Parent Company’s assets, in substantially the same proportion as before such transaction.

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Commencement Date means the date specified in Item 1 of Schedule 1.

Compensation Committee means the compensation committee established by the Parent Board.

Confidential Information means:

(a)	all Information regarding the current Business or future business interests, methodology or affairs of the Company or any Related Entity of the Company;

(b)	all other Information belonging or relating to the Company or any Related Entity of the Company;

(c)	all Information which the Employee knows, or ought reasonably to be expected to know, is confidential to the Company or any Related Entity of the Company;

but excludes:

(d)	any Information which is lawfully already in the public domain, or becomes part of the public domain other than due to the fault of the Employee or any person for whom the Employee is responsible; and

(e)	any Information which is required to be disclosed by Law.

Corporations Act means the Corporations Act 2001 (Cth).

Duties means the duties as set out in Schedule 2.

Earlier Agreements means the first employment agreement entered into between the Employee and the Company on or about the 1st September 2010, and the second employment agreement entered into between the Employee and the Company on or about 1 November 2013.

EIP Plan means the 2014 Employee Incentive Plan of the Parent Company which will come into force upon the IPO, or any successor to that plan.

Employment means the employment by the Company of the Employee pursuant to this agreement and the Earlier Agreements.

Filing Date has the meaning set out in clause 3.1.

Indemnity means the separate indemnity agreement that the Parent Company and the Employee will enter into pursuant to clause 3.3.

Industrial Award means any modern award applicable at any time to the Employee’s employment with the Company.

Information means any information, whether oral, graphic, electronic, written or in any other form, including:

(a)	forms, memoranda, letters, specifications, processes, procedures, statements, formulae, technology, inventions, trade secrets, research and development information, know how, designs, plans, photographs, microfiche, business records, notes, accounting procedures or financial information, sales and marketing information, names and details of customers, suppliers and agents, employee details, reports, drawings and data; and

(b)	copies and extracts made of or from that information and data, whether translated from the original form, recompiled, partially copied, modified, updated or otherwise altered.

Intellectual Property Rights means all present and future intellectual and industrial property rights conferred by statute, at common law or in equity, including (without limitation):

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(a)	patents, designs, copyright, rights in circuit layouts, plant breeder’s rights, trade marks, know how, brand names, domain names, inventions, product names, trade secrets, the right to have confidential information kept confidential and other results of intellectual effort in the scientific, technological, bio-technological, industrial, literary or artistic and commercial fields, whether or not registered or capable of registration;

(b)	any application or right to apply for registration of any of those rights;

(c)	any registration of any of those rights or any registration of any application referred to in paragraph (b); and

(d)	all renewals and extensions of these rights.

IPO has the meaning set out in clause 7.2(a).

IPO Option has the meaning set out in clause 7.2(a).

Law means any:

(a)	principles of law or equity established by decisions of courts;

(b)	statutes, regulations or by-laws of the Commonwealth, a State, a Territory or a Government Agency; and

(c)	requirements and approvals (including conditions) of the Commonwealth, a State, a Territory or a Government Agency that have the force of law;

Parent Board means the Board of Directors of Nexvet Biopharma plc.

Parent Company means Nexvet Biopharma plc, a corporation incorporated in the Republic of Ireland.

Probation Period means the period specified in Item 7 of Schedule 1

Related Body Corporate has the meaning given to that term in the Corporations Act.

Related Entity has the meaning given to that term in the Corporations Act.

Restraint Area is each of the following areas separately:

(a)	within the State of Victoria;

(b)	within Australia;

(c)	within Australia and the United States of America;

(d)	within Australia, the United States of America, Europe, Japan and China; and

(e)	the world.

Restrained Duties means duties the same or similar to those performed by the Employee in the course of the Employment.

Restraint Period is the period referred to in clause 13.1 and is each of the following periods separately:

(a)	the Term;

(b)	the Term plus 6 months; and

(c)	the Term plus 12 months

Start Date means the date of the closing of the IPO (as defined by clause 7.2) of the Parent Company.

Term means the term of this agreement, starting on the Start Date and ending on the Termination Date.

Termination Date or Termination means the date of termination or expiry of this agreement for any reason.

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Total Remuneration Package means the remuneration package specified in clause 7.1.

1.2	Interpretation

In this agreement, unless the context requires otherwise:

(a)	the singular includes the plural and vice versa;

(b)	a gender includes the other genders;

(c)	the headings are used for convenience only and do not affect the interpretation of this agreement;

(d)	other grammatical forms of defined words or expressions have corresponding meanings;

(e)	a reference to a document includes the document as modified from time to time and any document replacing it;

(f)	the word “person” includes a natural person and any body or entity whether incorporated or not;

(g)	the word “month” means calendar month and the word “year” means 12 months;

(h)	the words “in writing” include any communication sent by letter, facsimile transmission or email or any other form of communication capable of being read by the recipient;

(i)	a reference to a thing includes a part of that thing;

(j)	a reference to all or any part of a statute, rule, regulation or ordinance (statute) includes that statute as amended, consolidated, re-enacted or replaced from time to time;

(k)	wherever “include” or any form of that word is used, it must be construed as if it were followed by “(without being limited to)”;

(l)	money amounts are stated in Australian currency unless otherwise specified; and

(m)	a reference to any agency or body, if that agency or body ceases to exist or is reconstituted, renamed or replaced or has its powers or functions removed (defunct body), means the agency or body which performs most closely the functions of the defunct body.

2.	Position

(a)	The Employee is employed by the Company in the position as described in Item 2 of Schedule 1 in accordance with the terms of this agreement.

(b)	The Employee reports to the person named in Item 2 of Schedule 1 or any other position as directed by the Company or the Parent Company from time to time.

3.	Status of agreement

3.1	Replacement of Earlier Agreements

The Employee has been employed by the Company since the Commencement Date pursuant to the Earlier Agreements. The parties have agreed that the Earlier Agreements will be replaced by this agreement, with effect on and from the Start Date. The terms of the Employment are accordingly governed by the terms of this agreement as from the Start Date. Prior to the Start Date, the Employee will continue to be employed by the Company upon the existing terms and conditions of his employment, provided however, that clause 7.2 of this agreement will be effective from the date on which the Parent Company files with the U.S. Securities and Exchange Commission a registration statement on Form S-1 with respect to the IPO (Filing Date).

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3.2	Commencement date and term

The parties agree that the Employment commenced on the Commencement Date and will continue unless and until terminated in accordance with clause 9.

3.3	Indemnity

The Parent Company and the Employee will enter into a separate agreement pursuant to which the Parent Company will indemnify the Employee to the same extent that the Parent Company indemnifies its board members and other most senior executive officers of the Parent Company, the Company or Nexvet US Inc (as applicable).

4.	Duties and Obligations

4.1	Duties

During the Employment, the Employee is to perform the Duties as well as any additional duties required by the Company or the Parent Company from time to time. The duties may be altered by the Company from time to time to reflect changed business conditions.

4.2	Obligations

At all times during the Employment, the Employee must:

(a)	show the utmost good faith and devote the whole of the Employee’s working time and attention to the business of the Company and, if the Company so directs, to the business of any Related Body Corporate of the Company;

(b)	use the Employee’s best endeavours at all times to promote the interests and welfare of the Company and any Related Entity of the Company;

(c)	honestly, faithfully and diligently obey and perform all lawful orders and instructions of the Company or the person to whom the Employee reports;

(d)	honestly, faithfully and diligently perform the duties and exercise the powers which from time to time may be assigned to the Employee by the Company or by the person to whom the Employee reports;

(e)	act in the best interests of the Company and any Related Entity of the Company at all times;

(f)	use the Employee’s best endeavours to promote the development, profitability, interests and welfare of the Company and any Related Entity of the Company;

(g)	not misuse the Company’s property or services, or allow such misuse by other persons;

(h)	as soon as practicable upon becoming aware thereof inform the Company of any act of dishonesty pertaining to the business, property or transactions of the Company on the part of any person which may have come to the Employee’s knowledge; and

(i)	keep the terms of the Employee’s remuneration confidential.

4.3	Other appointments

(a)	During the Employment, the Employee may not take up any other employment or engagement (paid or unpaid) without the prior written consent of the Chief Executive Officer of the Company, such consent not to be unreasonably withheld or delayed.

(b)	Without limiting clause 4.3(a), the Employee will not, during the Employment, without the prior written consent of the Company, undertake any appointment, position or work that:

(i)	results in the Employee competing with the Company;

(ii)	otherwise adversely affects the Company; or

(iii)	hinders the Employee’s performance of duties owed to the Company.

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4.4	Conflict of interest

(a)	The Employee will ensure that there is no conflict between the Company’s interests and the Employee’s personal interests.

(b)	The Employee will make full and complete disclosure to the Company of the existence, nature and extent of any conflict or potential conflict of interest that the Employee may have in any manner or capacity whatever with the Employee’s duties or obligations under this agreement.

(c)	The Employee must not solicit or accept from any person any remuneration or benefit in excess of the Employee’s official remuneration with the Company for the discharge of the Employee’s duties.

(d)	The Employee must immediately report to the Company any remuneration or benefit the Employee receives from another person in connection with the Employment and the Employee must not deal with or otherwise dispose of any such remuneration or benefit without the prior written consent of the Company.

(e)	The Employee must avoid any circumstance where a person or persons can improperly influence or receive unduly favourable treatment from the Company.

4.5	Company policies

(a)	The Employee must comply with all policies and procedures of the Company and the Parent Company.

(b)	Notwithstanding clause 4.5(a), the policies and procedures of the Company or the Parent Company:

(i)	are for the benefit of the Company and the Parent Company and do not impose any contractual obligations on the Company or the Parent Company; and

(ii)	are not incorporated into and do not form part of this agreement.

4.6	Common law duties

Nothing in this agreement is intended to limit the Employee’s duties of good faith and fidelity to the Company and Parent Company or any other duties implied at common law.

5.	Employment locations

The Employee’s primary place of work will be as specified in Item 3 of Schedule 1. However, the Employee may be required to work at other locations as reasonably directed by the Company.

6.	Hours of work

The Employee is required to work 38 hours per week plus all such reasonable additional hours as required to properly perform their Duties in accordance with this agreement or as directed by the Company.

7.	Remuneration

7.1	Total Remuneration Package

(a)	In consideration of the duties provided and to be provided by the Employee, subject to clause 9.7, the Employee will be entitled to the Total Remuneration Package accruing and payable with respect to the period beginning on the Start Date comprising of the Base Salary together with superannuation as provided in clause 7.6. The Employee is also entitled to the Additional Benefits, as described in Item 5 of Schedule 1.

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(b)	The Employee will not be entitled to any additional remuneration for any additional hours worked as the Employee’s Total Remuneration Package has been set to compensate the Employee for these additional hours.

7.2	IPO Option

(a)	Grant of Option

As soon as practicable after the pricing of an initial public offering of the Parent Company’s capital stock (IPO) pursuant to a definitive written agreement between the Parent Company and the underwriter(s) engaged by the Parent Company for such IPO, and subject to the Employee’s continued employment with the Company through such date, the Parent Board will grant to the Employee a nonstatutory stock option (IPO Option) pursuant to the EIP Plan to purchase 100,000 ordinary shares of the Parent Company’s capital stock. Unless otherwise required by applicable law, the exercise price per share subject to the IPO Option (IPO Option Exercise Price) will be the greater of US$15.00 (as adjusted pro rata to reflect any change in the Parent Company’s capital structure) and the public offering price in the IPO. The IPO Option will vest and become exercisable (i) with respect to 20% thereof upon the closing of the IPO and (ii) with respect to the remaining 80% thereof in 16 substantially equal instalments on the last day of each of each of the 16 consecutive calendar quarters commencing after the closing of the IPO; provided, however that the IPO Option will become 100% vested and exercisable in full as of a date specified by the Parent Board prior to the consummation of a Change in Control, provided that the Employee’s service with the Company has not terminated prior to such date. The IPO option will be subject to the terms and conditions of the appropriate form of option agreement approved by the Parent Board for use under the EIP Plan, which the Employee will be required to execute.

(b)	Change in Control Prior to IPO

If a Change in Control is consummated on or after the Filing Date but prior to the Start Date, and if the Parent Company has not granted the IPO Option to the Employee prior to the consummation of such Change in Control, then, provided that the Employee’s employment with the Company has not terminated prior to the consummation of the Change in Control, the Parent Company shall pay to the Employee an amount in cash equal to one-third of 1% of the amount that otherwise would be payable to the holders of the capital stock of the Parent Company pursuant to the Change in Control transaction, net of the repayment of the liabilities of the Parent Company not assumed by the acquirer in such transaction and the expenses incurred by the Parent Company in connection with such transaction, but without reduction for the amounts payable to the Employee pursuant to this clause 7.2(b) and to Nexvet US Inc.’s Chief Financial Officer and Chief Executive Officer under similar arrangements. The amount payable to the Employee pursuant to this clause 7.2(b), if any, will be paid to the Employee at the same time(s) and subject to the same terms and conditions that apply to the payment of transaction consideration to the holders of the capital stock of the Parent Company.

(c)	Change in Control After IPO.

If a Change in Control is consummated on or after the Start Date, and if the Parent Company has not granted the IPO Option to the Employee prior to the consummation of such Change in Control, then, provided that the Employee’s employment with the Company has not terminated prior to the consummation of the Change in Control, the Company shall pay to the Employee an amount in cash in a single lump sum within 60 days following the consummation of the Change in Control calculated as (i) minus (ii), where (i) and (ii) are defined as:

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(i)	100,000 multiplied by the closing market price of one (1) ordinary share of Parent Company capital stock determined on the date immediately prior to the Change in Control; and

(ii)	100,000 multiplied by the IPO Option Exercise Price (as adjusted pro rata to reflect any change in the Parent Company’s capital structure).

7.3	Annual Equity Award

Subject to the approval of the Parent Board, and provided that the Employee’s employment with the Company has not previously terminated, the Employee will be eligible to be granted an award under the EIP Plan as soon as practicable but no later than 31 August in each fiscal year of the Parent Company commencing after the IPO (Annual Equity Award). Each Annual Equity Award may be any type of award authorised under the EIP Plan and will have an Award Value (as defined below) of up to $US300,000 with the Award Value of any Annual Equity Award determined by the Parent Board in its discretion. For the purposes of this Section, “Award Value” means a value ascribed to an Annual Equity Award by the Parent Board, in its discretion, as of the date of grant of the Annual Equity Award. Each Annual Equity Award may vest on the basis of such service and/or performance or other conditions as may be established by the Parent Board; provided, however that each Annual Equity Award will become 100% vested and exercisable in full (if applicable) as of a date specified by the Parent Board prior to the consummation of a Change in Control, provided that the Employee’s service with the Company has not terminated prior to such date. Each Annual Equity Award will be subject to the terms and conditions of the appropriate form of award agreement approved by the Parent Board for use under the EIP Plan, which the Employee will be required to execute.

7.4	Offset

(a)	To the extent that the Employee’s Total Remuneration Package exceeds the Employee’s entitlements under the Industrial Award or pursuant to the Act at any time, the Employee’s Total Remuneration Package is inclusive of and paid in full satisfaction of all payments and benefits that the Company is legally obliged to provide to the Employee, including any overtime payments or other payments for hours worked in excess of ordinary hours, and including all entitlements the Employee has to payments (including wages, overtime and allowances) under the Industrial Award or pursuant to the Act.

(b)	To the extent that the Employee’s Total Remuneration Package exceeds the Employee’s entitlements under the Industrial Award or pursuant to the Act, the Company may (to the fullest extent permitted by law) offset against this amount any future increases in the rates and allowances contained in the Industrial Award or pursuant to the Act.

(c)	Notwithstanding this clause or anything else in this agreement, the Industrial Award is not incorporated into and does not form part of this agreement.

(d)	Subject to any applicable laws, the Employee hereby authorises the Company to make deductions from any payments owing to the Employee to recover any debt owed by the Employee to the Company (to the fullest extent permitted by law), including as a result of previous over-payment to the Employee.

7.5	Expenses

Except as expressly provided for in this agreement, the Employee will be reimbursed for all expenses which are in the Company’s opinion reasonably incurred by the Employee in the course of the Employment, subject to provision of receipts or other documentary evidence to the Company’s satisfaction.

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7.6	Superannuation

The Company will in addition to the Base Salary make contributions on the Employee’s behalf to a complying superannuation fund which meets the Company’s statutory obligations under applicable superannuation legislation, currently 9.5%. The contributions will be capped at 9.5% of the maximum superannuation contribution base.

7.7	Annual review

The Employee will be eligible for his first salary review and a comprehensive review of the key elements of the Total Remuneration Package after the Parent Company achieves a market capitalisation, as determined by reference to publicly available Parent Company stock trading data, that exceeds US$500,000,000.00 or as the Parent Board determines in good faith from time to time, but in any event no later than the second anniversary of the Start Date. Adjustments to the Base Salary or other compensation, if any, will be made by the Parent Board in its sole and absolute discretion.

7.8	Bonus

The Employee’s incentive (bonus) compensation, if awarded by the Parent Board, will be determined based on achievement by the Employee, and the Company, as relevant, of objectives established by the Parent Board. Initial objectives will be established by the Parent Board and provided in writing to the Employee within thirty (30) days after the Start Date. Such incentive (bonus) compensation will range on a sliding scale from 0% to 40% of the Base Salary for the given fiscal year for which such bonus is granted, based upon the achievement by the Employee, and/or the Company, as relevant to the bonus achievement criteria set by the Parent Board, for achieving as relevant, 0% to 100% of the Employee’s personal objectives, and as relevant to the given fiscal year, the Company’s corporate objectives for the given fiscal year, as determined in good faith by the Parent Board. Notwithstanding the above, the Employee’s bonus for fiscal year 2015 shall be based upon the Employee’s Base Salary for fiscal year 2015. The annual incentive bonus compensation will be earned by the Employee if the Employee remains employed on the last day of a given year. Any bonus awarded by the Parent Board will be paid to the Employee in cash no later than ninety (90) days after the end of the fiscal year for which such bonus is earned and will be subject to relevant applicable taxation and statutory deductions. Should the Employment be terminated under clause 9.1 (and not by reason of clause 9.5), the Employee will be eligible for a pro-rata bonus, calculated in line with other executives in the Parent Company and in line with reasonable business practice.

7.9	Legislative benefits

The Employee acknowledges that the Total Remuneration Package is (to the extent not prohibited by law) deemed inclusive of an allowance in favour of the Employee for all additional employee benefits and allowances (not otherwise specified in this agreement) required by applicable legislation to be provided by an employer if favour of, or for the benefit of, an employee employed to provide the Duties.

7.10	Probation Period

The parties agree that this agreement will be subject to the Probation Period, during which time this agreement may be terminated by the Company with at least one month’s notice or payment in lieu of notice. During the Probation Period, the Employee’s performance will be reviewed and discussed with the Employee. At the expiry of the Probation Period, unless notified otherwise in writing, the Employee will be deemed to be employed by the Company on a permanent basis, on the terms of this agreement.

8.	Leave

8.1	Annual leave

(a)	The Employee will be entitled to 4 weeks annual leave for every 12 months service on a pro-rata and cumulative basis in accordance with the Act.

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(b)	The Employee will be entitled to one (1) additional week of annual leave in any 12 month service period (calculated on the anniversary date), provided that the employee has already taken or will be taking the 4 weeks of annual leave referred to in paragraph (a) in that 12 month period. If the Employee does not choose to take the additional week’s leave, the additional week will not accrue.

(c)	Annual leave is to be taken at a time agreed with the Company or failing agreement as directed by the Company in accordance with the Act.

8.2	Personal/Carer’s leave

(a)	The Employee will be entitled to 10 days personal/carer’s leave per annum, which includes sick leave, on a pro-rata and cumulative basis, in accordance with the Act.

(b)	To claim any period of personal/carer’s leave, the Company may require the Employee to provide a medical certificate from a registered health practitioner or, if that is not reasonably practicable, a statutory declaration from the Employee, in an appropriate form.

(c)	Personal/carer’s leave will not be paid out on termination of the Employment.

8.3	Parental leave

The Employee will be entitled to unpaid parental leave in accordance with the Act.

8.4	Long service leave

The Employee will be entitled to long service leave in accordance with applicable State legislation.

8.5	Public holidays

The Employee will be entitled to paid leave on days declared public holidays in accordance with the Act.

9.	Termination of Employment

9.1	Termination by the Company

(a)	Subject to clauses 9.3 and 9.5, the Company may terminate the Employment at any time by giving the Employee six (6) months written notice.

(b)	The notice in (a) above will be increased to 12 months if the Company terminates the Employment immediately prior to, upon, or within 12 months following a Change in Control.

(c)	If the Employment is terminated by the Company under this clause 9.1 (and not by reason of clause 9.5) and such termination occurs after the first day of a given fiscal year of the Parent Company, and if the Parent Company has not yet granted the Employee’s Annual Equity Award in the fiscal year that the Employee’s termination occurs, the Company shall, acting in good faith, pay the Employee an amount of cash (Annual Equity Award Benefit) equal to the product determined by multiplying (A) the greater of (x) the Award Value of the Annual Equity Award that the Employee otherwise would have received for the fiscal year of the Employee’s termination of employment and (y) the Award Value of the Annual Equity Award granted to the Employee during the immediately preceding fiscal year, by (B) a ratio, the numerator of which equals the number of days elapsed from the beginning of the immediately preceding fiscal year to the date of the Employee’s termination of employment, and the denominator of which equals the total number of days contained in the current fiscal year.

(d)

If the Employment is terminated by the Company under this clause 9.1 (and not by reason of clause 9.5) then any portions of the IPO Option and Annual Equity Awards granted to the Employee prior to the termination of Employment that remain

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unvested as of the Termination Date will become 100% vested and exercisable in full for the remainder of the option term as if the Employee’s Employment had not terminated (if applicable) as of the Termination Date.

9.2	Notice period by the Employee

(a)	The Employment may be terminated by the Employee by giving the Company three (3) months written notice.

(b)	If the Employee does not give the Company the period of notice referred to in this clause in writing or the Employee leaves the Employment during the period of notice, the Employee agrees that the Company is entitled to withhold (to the fullest extent permitted by law) from any monies owing to the Employee an amount representing that portion of the Total Remuneration Package the Employee would have earned for the number of weeks or days of the notice period that the Employee did not work.

(c)	If the Employment is terminated by the Employee then any portions of the IPO Option and Annual Equity Awards granted to the Employee prior to the termination of Employment that remain unvested as of the Termination Date shall not vest and shall not be exercisable.

9.3	Payment in lieu of notice

If notice is given by the Company (under clause 9.1) or the Employee (under clause 9.2) the Company may, in lieu of notice, make payment to the Employee in a sum equal to the Total Remuneration Package the Employee would have earned if the Employee had been given or had given the relevant period of notice.

9.4	Garden leave

(a)	Following the giving of notice by the Company or the Employee, the Company may for part or all of the notice period at its sole discretion direct the Employee to:

(i)	perform alternative duties; or

(ii)	perform no duties and not attend for work.

(b)	Clause 9.4(a) does not affect the Company’s right to at any time make payment in lieu of part or all of the notice period in accordance with clause 9.3.

9.5	Summary dismissal

(a)	The Company may terminate the Employment summarily without notice or any payment in lieu of notice to the Employee if the Employee:

(i)	commits serious misconduct;

(ii)	commits a serious or persistent breach of any material term or condition of this agreement;

(iii)	refuses or fails to comply with a lawful and reasonable directive of the Company that is not rectified by the Employee within 30 days of receipt of written notice from the Company;

(iv)	engages in any fraudulent or dishonest conduct;

(v)	is intoxicated at work to the extent that the Employee cannot perform the Employee’s duties;

(vi)	is convicted of, or pleads guilty to, any serious or indictable criminal offence;

(vii)	engages in any conduct which brings or may bring the Company into disrepute;

(viii)	is prohibited by Law from taking part in the management of the Company;

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(ix)	becomes of unsound mind (as determined by 2 independent medical practitioners selected by the Board) or a person whose person or estate is liable to be dealt with in any way under any Law relating to mental health and in either instance is incapable of undertaking their Duties to the full extent required under this agreement (as determined by the Board, excluding the Employee should the Employee be a director of the Company), or

(x)	is made bankrupt or enters into any composition or arrangement with or for the benefit of their creditors generally.

(b)	If the Employment is terminated by the Company under this clause 9.5, then any portions of the IPO Option and Annual Equity Awards granted to the Employee prior to the termination of Employment that remain unvested as of the Termination Date shall not vest and shall not be exercisable.

9.6	Return of Company property

On termination of the Employment, the Employee must as soon as practicable return to the Company all property, materials and items belonging to the Company or any Related Entity of the Company in the Employee’s possession custody or control.

9.7	Accrued entitlements on Termination

Any payment by the Company in respect of accrued but unpaid or untaken annual leave or long service leave on termination of the Employment, will be calculated on the basis of the Base Salary.

9.8	Appointment of Company as attorney on termination of Employment

The Employee irrevocably appoints the Company as his attorney in his name and on his behalf to sign any documents and do all things necessary or desirable to give effect to the termination of Employment and to any other matter arising from the termination of the Employment.

10.	Confidential Information

10.1	Acknowledgment of Employee

The Employee acknowledges that through the course of the Employment or otherwise, the Employee may obtain access to, or become aware of, Confidential Information which is of commercial value to the Company and which is owned by and will at all times remain the property of the Company or a Related Entity of the Company.

10.2	Obligations of the Employee

The	Employee must:

(a)	only use the Confidential Information for the purposes of performing, and to the extent necessary to perform, the Employee’s duties in the course of employment with the Company;

(b)	not memorise, modify, reverse engineer or make copies, notes or records of the Confidential Information for any purpose other than in connection with the performance of the Employee’s duties;

(c)	keep in the strictest confidence all Confidential Information and not disclose to any person any Confidential Information without the consent of the Company;

(d)	not use, or modify any Confidential Information for the Employee’s own use or benefit or the use or benefit of any third party; and

(e)	promptly, at the request of the Company at any time, disclose and deliver up to the Company, all Confidential Information including copies in the Employee’s possession, custody or control.

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10.3	Unauthorised disclosure

The Employee must take all reasonable precautions to prevent any unauthorised disclosure of Confidential Information, including the following precautions:

(a)	the Employee must at all times store all Confidential Information safely and securely;

(b)	except with the prior written authority of the Company, the Employee must not remove any Confidential Information from the premises at which it is stored except where it is necessary to do so for the sole purpose of performing their Duties under this agreement;

(c)	the Employee must immediately notify the Company in writing of any actual, threatened or suspected unauthorised disclosure of any Confidential Information; and

(d)	the Employee must take all reasonable measures to minimise any unauthorised dissemination of any Confidential Information which is in any way related to or resulting from an act or failure to act by the Employee.

10.4	Confidentiality deed

The Employee will be requested to enter into a formal deed in the form attached at Annexure A in relation to the Company’s Confidential Information at or about the same time as entering into this agreement.

10.5	Survival

The Employee’s obligations under this clause 10 survive the termination of the Employment for any reason.

11.	Intellectual Property

(a)	The Employee hereby assigns to the Company absolutely and beneficially the whole of the Employee’s right, title and interest in the world, whether presently existing or which arises at a date after the date of this agreement in and to all Intellectual Property Rights acquired, developed or created by the Employee:

(i)	in the course of their employment with the Company (including pursuant to the Earlier Agreements);

(ii)	prior to the date of this agreement or the Earlier Agreements, where the Employee was providing services for the Company or Business (which includes in anticipation of the incorporation of the Company), the shareholders of the Company or for the benefit of any of the Company, its shareholders or the Business;

(iii)	which in any way affect, relate to or are connected with the Business; or

(iv)	with the use of any of the Company’s or Related Entity’s resources, including the Company’s Related Entity’s computer/s or other information technology equipment, the Company’s Related Entity’s laboratory or other research and development facilities or at the Company’s Related Entity’s premises,

(collectively,	the Assigned Intellectual Property Rights).

(b)	The Employee hereby agrees and undertakes to promptly disclose to the Company any Assigned Intellectual Property Rights upon acquisition, creation or development.

(c)	The Employee acknowledges and agrees that the Company will own all right, title and interest in and to all of the Assigned Intellectual Property Rights immediately upon creation, acquisition or development of the Assigned Intellectual Property Rights.

(d)	The Employee irrevocably agrees to promptly execute all documents, forms and authorisations and do all acts and things that the Company considers to be

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necessary or desirable to give effect to this agreement and to absolutely vest in the Company full right, title and interest in and to all of the Assigned Intellectual Property Rights.

(e)	At the Company’s request and expense, the Employee undertakes to assist the Company, whether during the course of or subsequent to the termination of the Employment, in connection with any controversy or legal proceeding relating to such Intellectual Property rights and in obtaining domestic or foreign patent or other protection covering the same.

(f)	The Employee hereby irrevocably appoints the Company and each of its directors severally as and to be the attorney of the Employee to do anything and execute any document which the Employee is required to do or execute pursuant to or in connection with the assignment of Intellectual Property Rights under this agreement and which the Employee has failed to do or execute. This power of attorney is granted to secure the performance of the Employee’s obligations to the Company in relation to the assignment of Intellectual Property Rights under this agreement.

12.	Moral Rights

(a)	To the extent that the Employee has any moral rights in any work (whether or not currently in existence) created, made, delivered, produced, contributed to or otherwise provided by the Employee to the Company in the course of the Employment (collectively Works), the Employee hereby irrevocably and unconditionally consents, to the fullest extent permitted by law (whether present or future), pursuant to the Copyright Act 1968 (Cth), to the Company, its successors, assignees and licensees, and their licensees, and other persons authorised by any of them:

(i)	reproducing, adapting, publishing, performing, exhibiting, communicating or transmitting the Works or any adaptation thereof (or any part of any of the Works or of any such adaptation) anywhere in the world, in whatever form and in whatever circumstances the Company thinks fit including the making of any distortions, additions or alterations to the Works or any adaptation thereof (or any part of the Works or of such adaptation) as so reproduced, adapted, published, performed, exhibited, communicated or transmitted;

(ii)	reproducing, adapting, publishing, performing, exhibiting, communicating or transmitting the Works or any adaptation thereof (or any part of any of the Works or of any such adaptation) anywhere in the world without making identification of the Company or the Employee or any other person in relation thereto;

(iii)	doing any act or omission that would constitute derogatory treatment of the Works; and

(iv)	combining or juxtaposing the Works with anything else,

for any purpose whatsoever, whether such acts or omissions occur before or after the date on which that consent is given.

(b)	The Employee warrants that the consent obtained pursuant to this clause will be a genuine consent and complies with the provisions of the Copyright Act 1968 (Cth) and that the Employee has not relied on any statement or representation made by the Company or anyone acting on behalf of the Company.

13.	Non-Competition

13.1	Obligations of the Employee

The Employee must not, in any capacity including on their own account or as a member, shareholder, unit holder, director, partner, joint venturer, employee, trustee, beneficiary, principal, agent, adviser, contractor, consultant, manager, associate, representative or financier or in any other way or by any other means:

Employment agreement for David Gearing	17

(a)	during the Restraint Period and in the Restraint Area, perform the Restrained Duties for a business, activity or operation which is the same as, substantially similar to, or competitive with the Business carried on by the Company or any material part of that Business;

(b)	during the Restraint Period, solicit, canvas, approach or accept an approach from any person who was at any time during the period commencing 6 months prior to the Termination, a customer or supplier of the Business or the Company, with any purpose of, or having the effect of, obtaining the custom or services of that person in a Restrained Business;

(c)	during the Restraint Period, represent itself as being in any way connected with, interested in or associated with the Business or the Company (except as its proprietor before Completion and after Completion as an Employee (where applicable);

(d)	during the Restraint Period, solicit, canvas, encourage, or induce, or endeavour to do so, any person who is at Completion, or who was at any time during the period commencing 6 months prior to the Termination, a director, employee, agent, associate, contractor or advisor of the Company, to leave the office, employment or agency of, or association with, the Company;

(e)	during the Restraint Period, interfere with the business of the Company or divulge to any person any information concerning the business of the Company or any of its dealings, transactions or affairs; or

(f)	during the Restraint Period, interfere to the detriment of the Company with the relationship between the Company and its clients, customers, employees or suppliers.

13.2	General

(a)	Nothing in this clause 13 prevents the Employee from holding in aggregate less than 5% of the issued shares of a body corporate, or interests in a registered managed investment scheme, included on the official list of a financial market (as defined in the Corporations Act).

(b)	Each covenant in this clause, each paragraph of the Restraint Area definition and each paragraph of the Restraint Period definition is a separate and independent covenant by the Employee. They can be combined and each combination is a separate covenant and restriction, although they are cumulative in effect.

(c)	For the avoidance of any doubt, if any of the separate and independent covenants or restrictions set out in this clause is or becomes invalid or unenforceable for any reason:

(i)	where the offending provision can be read down so as to give it a valid and enforceable operation of a partial nature, it must be read down to the minimum extent necessary to achieve that result;

(ii)	in any other case the offending provision must be severed from these terms, in which event the remaining provisions of these terms operate as if the severed provision had not been included; and

(iii)	without limiting the above, if the covenant or restriction in question would be valid or enforceable if any activity was deleted or the area or time was reduced, then that provision must be read down by deleting that activity, or reducing that period or area, to the minimum extent necessary to achieve that result.

(d)	The Employee acknowledges that each of the restrictions imposed by this clause:

Employment agreement for David Gearing	18

(i)	is reasonable in its extent (as to duration, geographical area and restrained conduct) having regard to the interests of each party to this agreement;

(ii)	extends no further, in any respect, than is reasonably necessary for the maintenance and protection of the business of the Company and its goodwill; and

(iii)	does not unreasonably restrict the Employee’s right to carry on the Employee’s profession or trade.

13.3	Survival

The Employee’s obligations under this clause 13 survive the termination of this agreement for any reason.

14.	Suspension

Where the Company considers it necessary, it may direct the Employee not to attend work but on full pay, whilst it conducts an investigation into any concerns relating to the Employee’s conduct or performance as an employee or for any other reason.

15.	Changes to position, duties, remuneration, or location

(a)	The Employee’s employment with the Company will continue to be subject to the terms of this agreement, unless varied or replaced by an agreement agreed to by both parties in writing, despite any change to the Employee’s position, duties, remuneration or location.

(b)	This agreement may only be varied by a document in writing signed by or on behalf of each party.

16.	Corporations Act

Notwithstanding any provision of this agreement, the Company is not required to pay or provide, or procure the payment or provision of, any monies or benefits to the Employee which do not comply with the provisions of the Corporations Act without the need for the Company to obtain shareholder approval. Any such payments or benefits to be provided to the Employee must be reduced to ensure compliance with this clause and the Corporations Act. In the event that the Company pays or provides any monies or benefits to the Employee in excess of the amount permitted to be paid or provided to the Employee under the Corporations Act without shareholder approval, the Employee must, on receiving written notice from the Company, immediately repay those monies or benefits to the Company.

17.	Dispute resolution

17.1	Mediation

Except in the case of a dispute where one party seeks urgent interlocutory or injunctive relief, any dispute, controversy or claim arising out of or in relation to this agreement or its breach, termination or invalidity (Dispute) will first be the subject of a mediation administered by the Institute of Arbitrators and Mediators Australia (IAMA).

17.2	Arbitration

If the Dispute is not resolved within 28 days (or any other period agreed to in writing between the parties) after the appointment of the mediator, the Dispute will be submitted to arbitration, administered by the IAMA. The arbitrator must be agreed between the parties from a panel suggested by the IAMA or, failing agreement, an arbitrator must be appointed by the President of the IAMA or his / her nominee. The arbitrator must not be the same person as the mediator. Subject to the above, the arbitration will be conducted and held in accordance with the laws of Victoria.

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17.3	Location

Any mediation or arbitration meetings and proceedings must be held in Melbourne, Australia.

18.	Assignment

18.1	Successors of Company

The rights and obligations of the Company under this agreement enure to the benefit of and are binding upon the successors of the Company.

18.2	Assignment for reconstruction or amalgamation

With the prior written agreement of the Employee (such agreement not to be unreasonably withheld or delayed), the Company may assign its rights and obligations under this agreement for all or any part of the term of the Employment, to any other company (including a Related Body Corporate) as part of a reconstruction or amalgamation of the Company, provided that the Employee agrees that the other company could reasonably be expected to undertake the financial obligations of the Company under this agreement that remain outstanding as at the date of the assignment.

18.3	References to Company to be references to assignee

Following an assignment under clause 18.2, references to this agreement to the Company will be to the Company’s assignee.

19.	General

19.1	Entire understanding

(a)	Other than the terms of the awarding of options to you pursuant to the Company’s superseded long term incentive plan and the terms of the EIP Plan, this agreement supersedes all prior communications and agreements between the parties as to the terms and conditions of the Employee’s employment, including the Earlier Agreements, any prior written or verbal undertakings or statements.

(b)	Each party acknowledges that, except as expressly stated in this agreement, that party has not relied on any representation, warranty or undertaking of any kind made by or on behalf of another party in relation to the subject matter of this agreement.

19.2	No adverse construction

This agreement is not to be construed to the disadvantage of a party because that party was responsible for its preparation.

19.3	Further assurances

A party, at its own expense and within a reasonable time of being requested by another party to do so, must do all things and execute all documents that are reasonably necessary to give full effect to this agreement.

19.4	No waiver

(a)	A failure, delay, relaxation or indulgence by a party in exercising any power or right conferred on the party by this agreement does not operate as a waiver of the power or right.

(b)	A single or partial exercise of the power or right does not preclude a further exercise of it or the exercise of any other power or right under this agreement.

(c)	A waiver of a breach does not operate as a waiver of any other breach.

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19.5	Severability

Any provision of this agreement which is invalid in any jurisdiction must in relation to that jurisdiction:

(a)	be read down to the minimum extent necessary to achieve its validity, if applicable; and

(b)	be severed from this agreement in other case,

without invalidating or affecting the remaining provisions of this agreement or the validity of that provision in any other jurisdiction.

19.6	Consents and approvals

Where anything in this agreement depends on the consent or approval of a party then, unless this agreement provides otherwise, that consent or approval may be given conditionally or unconditionally or withheld, in the absolute discretion of that party.

19.7	No variation

This agreement cannot be amended or varied except in writing signed by the parties.

19.8	Governing law and jurisdiction

(a)	This agreement is governed by and must be construed in accordance with the governing laws as described in Item 6 of Schedule 1.

(b)	The parties submit to the exclusive jurisdiction of the courts of that State (as referred to in clause 19.8(a)) in respect of all matters arising out of or relating to this agreement, its performance or subject matter.

19.9	Counterparts

If this agreement consists of a number of signed counterparts, each is an original and all of the counterparts together constitute the same document.

19.10	Conflicting provisions

If there is any conflict between the main body of this agreement and any Schedules or annexures comprising it, then the provisions of the main body of this agreement prevail.

19.11	Non merger

A term or condition of, or act done in connection with, this agreement does not operate as a merger of any of the rights or remedies of the parties under this agreement and those rights and remedies continue unchanged.

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Signing page

Executed as an agreement

Signed by David Gearing in the presence of:	) )
/s/ David Gearing
Signature

/s/ Mark Heffernan
Signature of witness

Mark Heffernan
Name of witness (please print)

Executed by Nexvet Australia Pty Ltd ACN 141 909 131 in accordance with section 127(1) of the Corporations Act 2001 (Cth):	) ) ) )

/s/ Christopher Nigel Brown	/s/ Geraldine T. Farrell
Signature of director	Signature of company secretary*
*delete whichever does not apply

Christopher Nigel Brown	Geraldine T. Farrell
Name (please print)	Name (please print)

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Schedule 1 – Employee particulars

1.	Commencement Date

1 September 2010

2.	Position

Chief Scientific Officer reporting to the Chief Executive Officer of the Parent Company.

3.	Primary place of work and Business Premises

MIMR – PHI, 27-31 Wright St. Clayton VIC 3168

4.	Base Salary

Base Salary of US$325,000 gross per annum (inclusive of superannuation) paid monthly in equal instalments on a pro-rata basis; half of which will be paid in arrears and half paid in advance. Each instalment is to be paid in Australian dollars converted in each case at the rate selected by the Parent Company for conversion of US$ to A$ on the relevant date for accounting purposes. The Company will deduct appropriate tax and other statutory deductions from the gross A$ figure and will pay the net salary into the Employee’s nominated bank account.

The Employee may salary package the Base Salary with the consent of the Company and in accordance with law, provided that the total cost to the Company (including fringe benefits tax) must not increase due to the salary packaging arrangement.

5.	Additional Benefits

The Employee will also be entitled to the following additional benefits:

•	Mobile phone, lap top computer;

6.	Governing Law

The laws of Victoria, Australia.

7.	Probation Period

N/A

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Schedule 2 – Employee duties

•	Provide strong scientific leadership and mentoring to a group of highly motivated and ambitious scientists.

•	Oversee a scientific laboratory its compliance.

•	Project leader on pre-clinical and clinical development programmes, overseeing all aspects from manufacture/CMC, regulatory, pre-clinical and clinical development.

•	Oversee an internal team of scientists and development professionals and external consultants on development activities to meet the scientific and clinical corporate objectives.

•	Manage multiple research projects, and scientific management of Nexvet’s external scientific collaborations.

•	Personnel and budget accountability for all programmes.

•	Working with IP consultants and advisors on the Nexvet portfolio and in new IP identification & protection.

•	Work closely with the CEO and other senior management on key strategic goals

•	Support business development activities in planning and implementing commercial objectives.

•	Work closely with key opinion leaders in the review of new opportunities for in and out-licensing.

•	Develop a scientific and clinical advisory board of experts from new and existing networks.

•	Working closely with the CEO and other advisors in fundraising activities and due-diligence

•	Represent Nexvet at key international and national conferences

•	Draft and oversee publications in peer-reviewed scientific journals.

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